Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REPUBLIC COMPANIES GROUP, INC.

Republic Companies Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

The name of the Corporation is Republic Companies Group, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on December 12, 2002 under the name “RTXA, Inc.” and Amended and Restated Certificates of Incorporation were filed with the Secretary on May 7, 2003, May 9, 2003 and August 28, 2003 under the same name. A Certificate of Amendment was filed with the Secretary on November 14, 2003 changing the name of the Corporation from “RTXA, Inc.” to “Republic Companies Group, Inc.” Amended and Restated Certificates of Incorporation were filed with the Secretary under the same name on December 10, 2003, December 23, 2004, and July 18, 2005 (as so amended, the “Existing Certificate of Incorporation”).

This Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted by vote of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Existing Certificate of Incorporation to read in its entirety, as follows:

ARTICLE ONE

NAME

The name of the Corporation is Republic Companies Group, Inc.

ARTICLE TWO

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware, and the name of its registered agent at such address, is:

The Corporation Trust Company
1209 Orange Street
New Castle County
Wilmington, Delaware 19801

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOUR

AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of (1) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 605,000 shares shall be designated Series A Redeemable Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), and (2) 200,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), of which, (A) prior to the Closing of a Qualified Public Offering, as defined in Section A.5(b)(2) of Article Five, (i) 9,625,000 shares shall be designated “Class A Voting Common Stock,” par value $.01 per share (the “Class A Common Stock”) and (ii) 2,200,000 shares shall be designated “Class B Non-Voting Common Stock, par value $.01 per share (the “Class B Common Stock”), and (iii) 188,175,000 shall be designated Common Stock and (B) after the mandatory conversion of Class A Common Stock and Class B Common Stock into Common Stock upon the closing of a Qualified Public Offering, as required by Section A of Article Six, all 200,000,000 shares shall be designated as Common Stock.

ARTICLE FIVE

PRE-IPO RIGHTS, PREFERENCES AND RESTRICTIONS

Prior to the closing of a Qualified Public Offering (as defined in Section A.5(b)(2) below), the rights, preferences and restrictions of the capital stock of the Company shall be as set forth in this Article Five:

A. Rights, Preferences and Restrictions of Series A Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock is as set forth below:

1. Ranking. The Series A Preferred Stock shall, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other payment or distribution with respect to the capital stock of the Corporation, rank senior to (i) the Common Stock and (ii) all shares of each other class or series of capital stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (collectively, the “Junior Stock”).

2. Liquidation Preference.

a. Preferential Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a

“Liquidation Event”), each holder of the Series A Preferred Stock shall be entitled to receive, out of the assets or surplus funds of the Corporation available for distribution to its stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Stock and in the order and manner set forth in this Section A.2, in cash, unless otherwise approved by the holders of at least a majority of the outstanding shares of Series A Preferred Stock, (i) the amount of $1,000 per share (adjusted for any combinations, consolidations, stock splits, stock distributions or stock dividends with respect to such share) for each share of Series A Preferred Stock then held by such holder, plus (ii) an amount equal to all accrued but unpaid dividends on such share of Series A Preferred Stock to the date fixed for distribution of assets or surplus funds (the amount in clause (i) being referred to as the “Series A Original Issue Price” and the sum of clauses (i) and (ii) being referred to as the “Series A Liquidation Value”); provided, that if the assets and funds to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock in proportion to the Series A Liquidation Value each such holder is otherwise entitled to receive pursuant to this Section A.2(a).

b. Inclusion of Certain Transactions.

(1) Change of Control. For purposes of this Section A.2, unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock otherwise elect, if there occurs any of the following events (a “Change of Control”): (A) the sale of all or substantially all of the assets of the Corporation; (B) any merger, consolidation, share exchange, recapitalization in which the Corporation is not the surviving entity (unless the Corporation’s stockholders prior to such event retain substantially similar ownership percentages of substantially identical equity securities of the surviving entity); or (C) any merger, consolidation, share exchange, recapitalization or issuance, sale or transfer of capital stock of the Corporation, in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the investors initially party to the Corporation’s Investor Rights Agreement, dated as of May 9, 2003 (as amended, the “Investor Rights Agreement”), acquires in one transaction or in a series of related transactions beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) more than fifty percent (50%) of either (1) the then-outstanding shares of Common Stock (determined on an as-converted and fully diluted basis) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors, then such Change of Control shall be treated as a Liquidation Event with respect to the Series A Preferred Stock and shall entitle the holders of Series A Preferred Stock then outstanding to receive, upon the consummation of such Change of Control, their respective Series A

Liquidation Value, except to the extent that the entire proceeds of such Change of Control, together with other amounts available for distribution pursuant to this Section A.2, are less than the aggregate Series A Liquidation Value then applicable, in which case all such proceeds and other available amounts shall be distributed in accordance with the priorities set forth in Section A.2(a) above.

(2) In the event the requirements of this Section A.2 are not complied with, the Corporation shall forthwith either:

(i) cause the closing of any such Change of Control transaction to be postponed until such time as the requirements of this Section A.2 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section A.2(b)(3) below.

(3) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending Change of Control not later than twenty (20) days prior to the stockholders’ meeting called to approve such Change of Control or on the execution date or effective date (whichever is earlier) of the stockholders’ written consent to approve such Change of Control, or twenty (20) days prior to the closing of such Change of Control, whichever is earlier, and shall also notify such holders in writing of the final approval of such Change of Control. The first of such notices shall describe the material terms and conditions of the impending Change of Control and the provisions of this Section A.2, and the Corporation shall thereafter give such holders prompt notice of any material changes thereto. The closing of the Change of Control transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

  c. Determination of Fair Value. Whenever the distribution provided for in this Section A.2 shall be payable in securities or property other than cash, the “fair value” of the securities or property to be distributed in such event shall be determined as follows:

(1) if the distribution would be payable in securities listed on a national securities exchange or the Nasdaq National Market, the fair value of such securities shall be deemed to be the average of the closing prices of such securities on such exchange or market for the twenty (20) trading days ending five (5) trading days prior to the date of the closing of the transaction giving rise to such distribution;

(2) if the distribution would be payable in securities actively traded over the counter, the fair value of such securities shall be the average of the closing sale prices (or, if there is no sale, the closing bid prices) of such securities for the twenty (20) trading days ending five (5) trading days prior to the date of the closing of the transaction giving rise to such distribution; or

(3) if there is no active public market for the securities to be distributed or if the distribution would be payable in assets or property other than securities, the fair value thereof shall be determined in good faith by the Board of Directors of the Corporation (the “Board”) and the holders of at least a majority of the then outstanding shares of such Series A Preferred Stock. In the event the parties are unable to agree upon the approximate fair market value hereunder, the parties shall resolve any dispute by binding arbitration in New York, New York.

3. Dividends.

  a. Dividends on Series A Preferred Stock. The holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, and when, as and if declared by the Board, dividends at an annual rate of twelve percent (12%) (the “Coupon Rate”), on the sum of (i) the Series A Original Issue Price thereof plus (ii) all or any part of any accrued dividends thereon that were payable but unpaid on any previous Quarterly Dividend Date (as defined below), whether or not such nonpayment was permitted hereby; provided, that notwithstanding any of the other provisions of this Section A.3, for any Quarterly Dividend Date, the Board may elect not to declare or pay the dividends on the Series A Preferred Stock otherwise payable on such Quarterly Dividend Date, whereupon the amount of such undeclared and unpaid dividend shall be a dividend arrearage to which the Coupon Rate will apply for purposes of determining the dividends accruing after such Quarterly Dividend Date.

  b. Payment of Dividends. Dividends to which the holders of the Series A Preferred Stock are entitled pursuant to Section A.3(a) above shall be payable as provided below on the last day of March, June, September and December of each year (each, a “Quarterly Dividend Date”) commencing on September 30, 2003. Such dividends shall be calculated on the basis of a 360-day year, shall be cumulative and shall accrue, whether or not earned or declared, commencing on the Closing Date (as defined in that certain Securities Purchase Agreement dated on or about May 9, 2003, among the Corporation and certain investors in the Corporation (the “Securities Purchase Agreement”)) each day thereafter that any shares of the Series A Preferred Stock are outstanding and shall be payable in arrears on each Quarterly Dividend Date in immediately available funds except as set forth in Section A.3(a) above. The Board may fix in advance a record date for the determination of holders of shares of the Series A Preferred

Stock entitled to receive payment of a dividend thereon, which record date shall be no more than thirty (30) days or less than ten (10) days prior to the date fixed for the payment thereof.

4. Voting Rights.

  a. General Voting Rights. Except as otherwise provided in Section A.4(b) below and except as otherwise required by law, the holder of any shares of Series A Preferred Stock shall not be entitled to vote or give consent with respect to any matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent; provided that (i) at any time such holders are entitled to vote pursuant to Section A.4(b) below or as required by law, such holders shall have one vote per share and shall be entitled to vote as a separate class, and (ii) this paragraph shall not affect the voting or consent rights otherwise conferred upon such holder as the holder of other shares of stock of the Corporation or conferred upon such holder under any contract with the Corporation.

  b. Series A Preferred Stock Protective Provisions. So long as any share of Series A Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting together as a separate class, in person or by proxy, by resolution or in writing, as the case may be:

(1) amend this Amended and Restated Certificate of Incorporation, or alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock (by recapitalization, merger, consolidation or otherwise), other than an amendment solely to increase the number of authorized shares of Series A Preferred Stock to the extent necessary to issue the Additional Preferred Shares (as defined in the Securities Purchase Agreement);

(2) authorize, issue or agree to issue, or reclassify any shares of Junior Stock into, any shares or any security convertible into or exercisable for any shares having any preference or priority as to dividends, any other distributions, payments or assets or upon redemption, liquidation, winding up or dissolution superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

(3) redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any Junior Stock except for purchases or redemptions (A) from employees or former employees of the Corporation in an amount not exceeding $100,000 per annum, (B) pursuant to those certain Consulting Agreements between the Corporation and Bruce W. Schnitzer, John S. Struck, and Patrick McLaughlin, each dated as of May 9, 2003 and (C) expressly permitted or required herein;

(4) make, authorize or approve any dividend, distribution or stock split upon or with respect to any Junior Stock, other than stock splits of the Common Stock or stock dividends payable solely in shares of Common Stock upon the issued and outstanding shares of Common Stock;

(5) effect any Change of Control, as defined in Section A.2(b)(1) of this Article Five; or

(6) take any action prohibited by Article IX of the Investor Rights Agreement unless approved as set forth therein.

5. Redemption.

a. Contractual Redemption. In addition to the rights set forth herein, the Series A Preferred Stock and Common Stock may be redeemed, subject to Section A.4(b)(3), as set forth in any contract between the Corporation and the holder thereof.

  b. Redemption by the Corporation.

(1) The Corporation shall have the right, at its sole option and election, at any time or from time to time, to redeem the Series A Preferred Stock, in whole or in part, on not less than five (5) business days’ notice of the date of redemption (any such date, an “Optional Redemption Date”) by payment of a cash price per share equal to the Series A Liquidation Value (“the Series A Redemption Price”). If the Corporation elects to redeem less than all of the shares of Series A Preferred Stock pursuant to this Section A.5(b)(1), then the Corporation shall first pay all accrued and unpaid dividends on all then-outstanding shares of Series A Preferred Stock and then the shares to be so redeemed shall be allocated among the holders of Series A Preferred Stock, on a pro rata basis in accordance with the respective numbers of shares of Series A Preferred Stock held by them of record on the applicable Optional Redemption Date.

(2) Notwithstanding Section A.5(b)(1) of this Article Five, upon the closing of a firm commitment underwritten public offering of shares of common stock (exclusive of the sale of any shares pursuant to the exercise of the underwriters’ over-allotment option, a “Qualified Public Offering”), the Corporation shall redeem all of the outstanding shares of the Series A Preferred Stock at the closing of the Qualified Public Offering (a “Mandatory Qualified Public Offering Redemption Date”) by payment of the Series A Redemption Price with the net proceeds of the Qualified Public Offering, which shall be determined after deducting the underwriters’ discount and the expenses of the offering. Notwithstanding the foregoing, the Corporation may retain not more than $15 million (the “Retained Amount”) of the net proceeds from any Qualified Public Offering in which the net proceeds received by the Corporation equal or exceed $50 million, for general corporate purposes, and nothing to the contrary in this Section A.5(b)(2) shall require the Corporation to redeem any shares of Series A Preferred Stock with the Retained Amount. If the Corporation redeems less than all of the shares of Series A Preferred Stock pursuant to this Section A.5(b)(2) (due to insufficient proceeds raised in the Qualified Public Offering, after excluding the Retained Amount), then the Corporation shall first pay all accrued and unpaid dividends on all then-outstanding shares of Series A Preferred Stock and then the shares to be so redeemed may be allocated among the holders of Series A Preferred Stock on a pro rata basis in accordance with the respective numbers of shares of Series A Preferred Stock held by them of record on the applicable Mandatory Qualified Public Offering Redemption Date or, at the election of the Board of Directors, on a non pro rata basis.

  c. Redemption of Series A Preferred Stock at the Election of the Holders. Upon the written election of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, at any time after the occurrence of any of the following events or circumstances (each, a “Majority Elective Redemption Event”), the Corporation shall be required to redeem out of funds legally available therefor in accordance with the provisions of this Section A.5 all of the outstanding Series A Preferred Stock at the Series A Redemption Price and, if so requested by the foregoing holders, all Common Stock then held by the holders of Series A Preferred Stock (the “Redeemable Common Stock”) at a cash price per share equal to the fair market value thereof as determined in good faith by the Board (the “Common Stock Redemption Price” and together with the Series A Redemption Price, the “Redemption Price”), as applicable:

(1) the Corporation: (A) commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, composition, extension or other such relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for all or substantially all of its assets (a “Bankruptcy Action”), (B) becomes the debtor named in any Bankruptcy Action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed or undischarged for a period of ninety (90) days or (C) makes a general assignment for the benefit of its creditors; or

(2) any breach by the Corporation of any representation, warranty or covenant in the Securities Purchase Agreement or in any of the agreements contemplated in the Securities Purchase Agreement (including, without limitation, the Investor Rights Agreement) and such breach is not cured within 30 days after receipt by the Corporation of written notice of such breach unless any such breach is knowingly caused by the holders of a majority of the outstanding shares of Series A Preferred Stock.

  d. Manner of Redemption.

(1) Redemption Notices; Exercise of Optional, Mandatory and Elective Redemptions.

(i) Optional and Mandatory Redemptions. Written notice of any redemption of Series A Preferred Stock by the Corporation pursuant to Section A.5(b)(1) above shall be delivered by the Corporation in person, mailed by certified or registered mail, return receipt requested, mailed by overnight mail or sent by telecopier, to each holder of record of Series A Preferred Stock to be redeemed, such notice to be addressed to each such holder at its address as shown by the records of the Corporation and to set forth the applicable Optional Redemption Date. In order to facilitate the redemption of shares of Series A Preferred Stock pursuant to Section A.5(b)(1) above, the Board may fix in advance a record date for the determination of the holders of Series A Preferred Stock entitled to receive such notice of redemption, which date shall be not more than thirty (30) nor less than ten (10) business days prior to the date fixed for such redemption, and notice to any such record holder as of the record date shall be effective as notice to any subsequent record holder. The Corporation need not deliver notice of any redemption of Series A Preferred Stock pursuant to Section A.5(b)(2) above, and the record date for any such redemption shall be the day immediately preceding the closing date of the Qualified Public Offering.

(ii) Majority Elective Redemptions. Immediately upon the occurrence of any Majority Elective Redemption Event, the Corporation shall deliver written notice of the occurrence of such Majority Elective Redemption Event (an “Elective Redemption Notice”) in person, by certified or registered mail, return receipt requested, by overnight mail or by telecopier to each holder of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The Corporation may also give such Elective Redemption Notice in the same manner prior to the occurrence of the Majority Elective Redemption Event, which notice shall specify the Majority Elective Redemption Event and the date it is expected to occur. Each holder of Series A Preferred Stock that wishes to exercise such holder’s right to elective redemption pursuant to Section A.5(c) above shall do so by delivering written notice thereof to the Corporation at any time after the earlier of the occurrence of such Majority Elective Redemption Event or the date of such holder’s receipt of the Elective Redemption Notice, and not later than ten (10) business days after the later of the occurrence of such Majority Elective Redemption Event or receipt by such holder of such Elective Redemption Notice. If the holders of at least a majority of the outstanding shares of Series A Preferred Stock timely exercise their rights to elective redemption pursuant to Section A.5(c) above, the redemption date for the elective redemption of shares of Series A Preferred Stock and, if so requested by the holders of Series A Preferred Stock, Redeemable Common Stock pursuant to Section A.5(c) above (the “Majority Elective Redemption Date”) shall be the tenth (10th) business day after expiration of the foregoing ten (10) business-day period.

(2) Termination of Rights. From and after the applicable Optional Redemption Date, Mandatory Qualified Public Offering Redemption Date and the Majority Elective Redemption Date (each, a “Redemption Date”), unless the Corporation defaults in payment of the Redemption Price, (A) such shares of Series A Preferred Stock (and Redeemable Common Stock, as applicable) tendered shall no longer be deemed outstanding, (B) any rights to receive dividends thereon shall cease to accrue and (C) all rights of the holders of such shares of such capital stock shall cease (other than the right to receive payment in full of the applicable Redemption Price therefor).

(3) Reinstatement; Continuation of Rights upon Default. If the Corporation shall default in the payment of any portion of the applicable Redemption Price, then, in addition to any other rights and remedies of the holders of the affected shares of Series A Preferred Stock which may be available herein or at law or in equity and under the Investor Rights Agreement, the shares of Series A Preferred Stock (and Redeemable Common Stock, as applicable) that were to be redeemed by such portion shall be deemed to have continued to be outstanding, dividends shall have continued to accrue thereon, and such holders shall have all of the rights of a holder thereof, until such time as such default shall no longer be continuing.

  e. Legally Available Funds.

(1) Remedial Action. Notwithstanding anything in this Section A.5 to the contrary, the Corporation may not and shall not be required to redeem any shares of the capital stock in violation of applicable law. If the Corporation believes that at the time of any Optional Redemption Date or Majority Elective Redemption Date (each, an “Applicable Redemption Date”), the Corporation would not have sufficient funds of the Corporation legally available for such redemption as required under Section 160 of the DGCL or any comparable provision of any succeeding law (“Legally Available Funds”) to redeem the shares of Series A Preferred Stock (and Redeemable Common Stock, as applicable) to be redeemed under this Section A.5, then the Corporation shall promptly use all reasonable efforts to cause such Legally Available Funds to become available in any manner permitted or contemplated by the DGCL or any succeeding law. If, notwithstanding the Corporation’s reasonable efforts pursuant hereto, the Corporation is unable to fulfill such obligation to redeem the shares of Series A Preferred Stock (and Redeemable Common Stock, as applicable) to be redeemed under this Section A.5 at an Applicable Redemption Date because of insufficient Legally Available Funds, the Corporation shall give prompt written notice thereof to each holder of shares of Series A Preferred Stock to be redeemed specifying in reasonable detail the nature thereof and the extent, if any, to which the Corporation would be able to fulfill its obligations under this Section A.5.

(2) Holder Options. Upon receipt of notice from the Corporation as provided in Section A.5(e)(1) above or upon the Corporation’s failure to pay the applicable Redemption Price for any reason on any Majority Elective Redemption Date, the holders of shares of Series A Preferred Stock representing at least a majority of the shares of Series A Preferred Stock (the “Required Redeeming Holders”), in their sole and absolute discretion, may elect (A) to defer the Majority Elective Redemption Date with respect to the shares of Series A Preferred Stock (and Redeemable Common Stock, as applicable) to have been redeemed until the fifth (5th) business day after there are sufficient Legally Available Funds to effect such redemption; provided, that, as and to the extent that there are sufficient Legally Available Funds to effect such redemption at an Applicable Redemption Date, the Corporation shall promptly make partial payments of the applicable Redemption Price to the relevant holders of the shares of Series A Preferred Stock (and Redeemable Common Stock, as applicable) to be redeemed, pro rata based upon each holder’s respective Redemption Price, in which case there shall be a series of redemptions, each of which shall take place not more than five (5) business days after there are sufficient Legally Available Funds to effect such redemption to an extent that would permit such partial payments of the applicable redemption price in increments of not less than Twenty-Five Thousand Dollars ($25,000) (“Partially Available Funds”); (B) to require that the Corporation issue a promissory note, in form and substance reasonably satisfactory to the Required Redeeming Holders, to the order of the holders of shares of Series A Preferred Stock to be redeemed, payable on demand at an interest rate equal to the prime rate of leading money center banks as quoted in The Wall Street Journal plus three hundred basis points (3.00%) compounded semi annually, to the extent that payment in such form rather than in cash would not result in insufficient Legally Available Funds; or (C) to declare that in lieu of the provisions of the preceding sentence, the exercise of the elective redemption rights shall be rescinded in whole or in part and such elective redemption shall so be rescinded with the result that each affected holder of Series A Preferred Stock may require the Corporation to redeem its shares of Series A Preferred Stock (and Redeemable Common Stock, as applicable) at any time thereafter.

6. No Reissuance of Series A Preferred Stock. No shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and any such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

B. Rights, Preferences and Restrictions of Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below:

1. General Provisions. Except as expressly provided herein, the Class A Common Stock, Class B Common Stock and Common Stock shall in all respects have the same powers, preferences, rights and qualifications (including preferential, relative, participating, optional and other special rights, dividend rights and rights on liquidation, dissolution or winding up) and shall rank pari passu with each other. The Common Stock shall, with respect to the payment of dividends, redemption rights, and the distribution of assets upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other payment or distribution with respect to the capital stock of the Corporation, rank junior to the Series A Preferred Stock. The Corporation shall not declare or make any dividend or distribution upon or effect any subdivision or combination (in each case, through a stock split, reverse stock split, stock dividend, merger, recapitalization or otherwise) of any class of Common Stock unless the Corporation simultaneously declares or makes an identical (other than with respect to voting rights) dividend or distribution upon or effects an identical subdivision or combination of the other classes of Common Stock.

2. Liquidation. In the event of any Liquidation Event, all assets and surplus funds of the Corporation remaining after the payment to the holders of Series A Preferred Stock of the full preferential amounts to which they shall be entitled, shall be divided and distributed among the holders of Common Stock, ratably on the basis of the number of shares of Common Stock held by each such holder.

3. Voting Rights.

a. The holder of each share of Class A Common Stock and Common Stock issued and outstanding shall have one vote per share of Class A Common Stock and one vote per share of Common Stock held by such holder of record on the record date for determination of stockholders entitled to vote on any matter to be voted on by the stockholders of the Corporation, or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited; and

b. No holder of any shares of Class B Common Stock shall be entitled to vote or give consent with respect to any matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, provided, that (i) at any time such holders are entitled to vote as required by law, such holders shall have one vote per share, and (ii) this paragraph (b) shall not affect the voting or consent rights otherwise conferred upon such holder as the holder of other shares of stock of the Corporation or conferred upon such holders under any contract with the Corporation.

4. Redemption of Common Stock. The holders of Common Stock shall not have any rights to elect redemption of such stock in connection with a redemption of the Series A Preferred Stock as set forth Section A.5 of this Article Five.

5. Conversion of Class B Common Stock into Class A Common Stock.

  a. Right to Convert. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Class B Common Stock into one share of Class A Common Stock subject to compliance, prior to such conversion, with any filing, consent or other requirements under applicable insurance company system act provisions and regulations relating to such conversion or acquisition of “control” (as defined therein) of the Corporation by such holder desiring to convert.

  b. Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled to convert the same into full shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock and, shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable, after surrender of the certificates for the Class B Common Stock, issue and deliver at the office of the Corporation to such holder of Class B Common Stock a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made at the time of surrender of the Class B Common Stock to be converted and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock at such time.

  c. Right to Re-Convert. Each share of Class A Common Stock issued upon conversion of a share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Class A Common Stock back into one share of Class B Common Stock under the mechanics described in Section B.5(b) above, mutatis mutandis.

ARTICLE SIX

POST-IPO RIGHTS, PREFERENCES AND RESTRICTIONS

Upon the closing of a Qualified Public Offering (the “Closing Date”) the provisions set forth in this Article Six shall apply to the capital stock of the Company:

A. Mandatory Conversions.

1. Conversion of Class A and Class B Common Stock. Effective concurrently with the closing of a Qualified Public Offering, each issued and outstanding share of Class A Common Stock and Class B Common Stock (the “Converted Common Stock”) shall be converted into, and deemed for all purposes to immediately represent, one share of Common Stock without any action on the part of the holder thereof. Any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares held by each stockholder) shall automatically be eliminated and, in lieu thereof, the holder thereof shall be entitled to receive a cash adjustment in respect of such fraction of a share in an amount based upon a value of the Common Stock per whole share equal to the public offering price per share of Common Stock to the public in the Qualified Public Offering. The Corporation shall use the Closing Date of the Qualified Public Offering as the record date for determining the holders of record of the Converted Common Stock. From and after the Closing Date, each certificate representing shares of Converted Common Stock shall represent that number of shares of Common Stock determined in accordance with the preceding sentences. Upon surrender of certificates representing shares of Converted Common Stock to the Corporation, the executive officers of the Corporation or their designees shall issue to such holders of record a new certificate or certificates, endorsed with such legends as are required or are appropriate, representing one share of Common Stock for each share of the Converted Common Stock as shall be registered on the Corporation’s stock transfer records for such holder as of the record date (or, if less, by that number of shares of Converted Common Stock as shall be represented by the certificate(s) so surrendered). The executive officers, or their designees, shall enter the fact of the issuance of the new certificate(s) for Common Stock in the appropriate name or names of the holders of such shares on the Corporation’s stock records and transfer books.

2. Conversion of Series A Preferred Stock. Effective concurrently with the closing of a Qualified Public Offering, but contingent upon the closing of the redemption of shares of the Corporation’s Series A Preferred Stock in accordance with the provisions of Section A.5(b)(2) of Article Five, each issued and outstanding share of Series A Preferred Stock that is not redeemed at the closing of the Qualified Public Offering (the “Converted Series A Preferred Stock”) shall, without any action on the part of the holder thereof, be converted into, and deemed for all purposes to immediately represent, the number of shares of Common Stock equal to: (a) the Series A Liquidation Value of such share, divided by (b) the public offering price per share of Common Stock to the public in the Qualified Public Offering (the “Conversion Ratio”). Any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares held by each stockholder) shall automatically be eliminated and, in lieu thereof, the holder thereof shall be entitled to receive a cash adjustment in respect of such fraction of a share in an amount based upon a value of the Common Stock per whole share equal to the public offering price per share of Common Stock to the public in the Qualified Public Offering. The Corporation shall use the Closing Date of the Qualified Public Offering as the record date for determining the holders of record of the Converted Series A Preferred Stock, after excluding those shares of Series A Preferred Stock that are redeemed on that date. From and after the Closing Date, each certificate representing shares of Converted Series A Preferred Stock shall represent that number of shares of Common Stock determined in accordance with the preceding sentences. Upon surrender of certificates representing shares of Converted Series A Preferred Stock to the Corporation, the executive officers of the Corporation or their designees shall issue to such holders of record a new certificate or certificates, endorsed with such legends as are required or are appropriate, representing that number of shares of Common Stock equal to: (a) the Conversion Ratio multiplied by (b) that number of shares of Converted Series A Preferred Stock as shall be registered on the Corporation’s stock transfer records for such holder (or, if less, by that number of shares of Converted Preferred Stock as shall be represented by the certificates so surrendered). The executive officers, or their designees, shall enter the fact of the issuance of the new certificates for Common Stock in the appropriate name or names of the holders of such shares on the Corporation’s stock records and transfer books.

B. General.

1. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Corporation may issue shares of its Common Stock or Preferred Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board, which is expressly authorized to fix the same in its absolute and uncontrolled discretion. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid capital stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

2. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board or a committee of the Board. The Board or a committee of the Board shall be empowered to set the exercise price, duration, times for exercise, and other terms of such rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and the Common Stock shall be as follows:

C. Preferred Stock.

1. The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the Board as hereinafter provided.

2. Authority is hereby expressly granted to and vested in the Board, subject to the provisions of this Article Six, and to the limitations prescribed by the DGCL, to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each such class or series to fix by resolution or resolutions providing for the issue of such class or series the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof. The authority of the Board with respect to each class or series thereof shall include, but not be limited to, the determination or fixing of the following:

  (a) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of capital stock;

  (b) the number of shares to constitute the class or series and the designations thereof;

  (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

  (d) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

  (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

  (f) the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of capital stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

  (g) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

  (h) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of capital stock, securities, or other property of the Corporation or any other entity and the conversion price or prices, ratio or ratios, or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

  (i) such other special rights and protective provisions with respect to any class or series the Board may provide.

3. The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

4. Holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

D. Common Stock

1. General. Except as otherwise provided herein or as otherwise provided by applicable law, all shares of Common Stock shall have identical rights and privileges in every respect.

2. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualification, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of any series of the Preferred Stock.

3. Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation on all matters submitted to a vote for stockholders of the Corporation. Holders of Common Stock are not entitled to cumulate votes in the election of any directors.

4. Dividends. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

Dividends payable under this Subsection D shall be paid to the holders of record of outstanding Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board in advance of the declaration and payment of each dividend. Any shares of Common Stock issued as a dividend pursuant to this Subsection D shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges. The Corporation shall not issue fractions of shares of Common Stock on payment of such dividend but shall issue a whole number of shares to such holder of Common Stock rounded up or down in the

Corporation’s sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

5. Dissolution, Liquidation or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after all creditors of the Corporation shall have been paid in full and after payment of all sums payable in respect of Preferred Stock, if any, the holders of the Common Stock shall share ratably on a share-for-share basis in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. For the purpose of this Subsection D, neither the merger nor the consolidation of the Corporation into or with another entity or the merger or consolidation of any other entity into or with the Corporation, or the sale, transfer or other disposition of all or substantially all the assets of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

6. Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

ARTICLE SEVEN

BOARD OF DIRECTORS

The number and terms of the Board of the Corporation and the procedures to elect directors and to remove directors shall be as follows:

A. Except as otherwise fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, the number of directors constituting the Board shall be no less than one, as fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors of the Corporation (as determined in accordance with the bylaws of the Corporation (the “Bylaws”)). No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. No director need be a stockholder.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws otherwise provide.

C. After the consummation of a Qualified Public Offering, a director of the Corporation may be removed only for cause. For purposes of removal of a director of the Corporation, “cause” shall mean (i) a final conviction of a felony involving moral turpitude or (ii) willful misconduct that is materially and demonstrably injurious economically to the Corporation. For purposes of this definition of “cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any Affiliate of the Corporation. “Cause” shall not exist unless and until the Corporation has delivered to the director a written notice of the act or failure to act that constitutes “cause” and such director shall not have cured such act or omission within 90 days after the delivery of such notice. As used in this Amended and Restated Certificate of Incorporation, “Affiliate” has the meaning given such term under Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE EIGHT

STOCKHOLDERS

A. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. After the closing of a Qualified Public Offering, a special meeting of the stockholders may be called, and business to be considered at any such meeting may be proposed, at any time exclusively by a majority of the members of the Board, and no stockholder of the Corporation shall require the Board to call a special meeting of stockholders or to propose business at a special meeting of stockholders. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

B. After the completion of a Qualified Public Offering, (i) no action required to be taken or that may be taken at any meeting of holders of Common Stock may be taken without a meeting and (ii) the power of holders of Common Stock to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE NINE

BYLAWS

All of the power of the Corporation, insofar as it may be lawfully vested by this Amended and Restated Certificate of Incorporation in the Board, is hereby conferred upon the Board. In furtherance of and not in limitation of that power or the powers conferred by law, a majority of directors then in office (or such higher percentage as may be specified in the Bylaws with respect to any provision thereof) shall have the power to adopt, amend and repeal the Bylaws of the Corporation. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than sixty-six and two-thirds percent of the outstanding shares of the Corporation then entitled to vote upon the election of directors, voting together as a single class, shall be required for the alteration, amendment, or repeal of the Bylaws or adoption of new Bylaws by the stockholders of the Corporation.

ARTICLE TEN

INTERESTED PARTY TRANSACTIONS

Under the provisions of Section 144 of the DGCL, no contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any Person (as hereinafter defined) in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because his vote is counted for such purpose, if: (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction. “Person” as used herein means any corporation, partnership, limited liability company, association, firm, trust, joint venture, political subdivision or instrumentality.

ARTICLE ELEVEN

INDEMNIFICATION

The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Eleven is in effect. Any repeal or amendment of this Article Eleven shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Eleven. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended, provided that the Corporation shall be entitled to participate in or, at its option, to assume the defense, appeal or settlement of such proceeding. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article Eleven shall extend to proceedings involving the negligence of such person.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ARTICLE TWELVE

EXCULPATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Twelve by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Twelve, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

ARTICLE THIRTEEN

AMENDMENTS

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders of the Corporation herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than sixty-six and two-thirds percent of the outstanding shares of the Corporation then entitled to vote upon the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Article Seven, Article Eight, Article Nine or this Article Thirteen of this Amended and Restated Certificate of Incorporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, said Corporation has duly caused this certificate to be signed by Michael E. Ditto, Esq., its Vice President, General Counsel and Corporate Secretary, this      day of August, 2005.

By:	/s/ Michael E. Ditto
Michael E. Ditto, Esq.
Vice President, General Counsel and Corporate Secretary

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